UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2014

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-8439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

40 Pequot Way, Canton, Massachusetts	02021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-302-4200

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 27, 2014, the Board of Directors of LoJack Corporation (the “Company”) appointed Casey Delaney as Acting Chief Financial Officer (and principal financial officer) of the Company, effective immediately and until a full-time replacement is named. Donald R. Peck, formerly Executive Vice President and Chief Financial Officer (and principal financial officer), is leaving the Company to pursue new opportunities. Mr. Peck will remain with the Company in an advisory role until June 30, 2014 to assist in the transition.
Ms. Delaney, age 48, has served as Vice President and Controller (and principal accounting officer) of the Company since April 2011. Before joining the Company, Ms. Delaney worked as Corporate Controller of WB Mason Company from October 2008 to April 2011, and during her tenure served as Acting Chief Financial Officer for a 12-month period. Before joining WB Mason, Ms. Delaney served as the Director of US Accounting at Computershare LTD from August 2007 to October 2008 and from April 1992 to August 2007 served in various finance positions at Houghton Mifflin. From 1989 to 1992, Ms. Delaney worked as a certified public accountant for Deloitte & Touche LLP.
In connection with Mr. Peck’s departure from the Company, the Company entered into a letter agreement with Mr. Peck that provides him with (a) the payment of cash severance equal to 58 weeks of his base salary, (b) the payment of a pro-rated portion of his annual bonus for 2014, if earned, in accordance with the Company’s Annual Incentive Plan, (c) payment by the Company of the employer portion of the premium for continued coverage under the Company’s group dental and medical insurance plans under COBRA during the severance pay period, (d) outplacement services, (e) reimbursement for his executive medical examination in 2014, and (f) tax preparation support for calendar year 2014. Mr. Peck also will receive accelerated vesting of 67,557 shares of time-based restricted stock consistent with the applicable award agreements and will be able to exercise any vested stock options for a period of one year following his departure. The letter agreement includes a general release of claims by Mr. Peck and covenants relating to certain continuing obligations of Mr. Peck. The foregoing summary of the letter agreement does not purport to be complete and is qualified in its entirety by reference to the letter agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
Item 5.07 Submission of Matters to a Vote of Security Holders.
On May 22, 2014, the Company’s shareholders voted as indicated on the following matters submitted to them for consideration at the 2014 Annual Meeting of Shareholders (the “2014 Annual Meeting”):

(1)
To elect the following individuals as directors: Rory J. Cowan, Gary E. Dilts, Marcia J. Hooper, Philip Horlock, John H. MacKinnon, Robert J. Murray, Randy L. Ortiz, Robert L. Rewey and David J. Shea, to serve until the Company’s 2015 Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified. All of the director nominees were elected at the 2014 Annual Meeting. The votes cast for the director nominees were as follows:

	For	Against	Abstain	Broker Non-Votes
Rory J. Cowan	11,142,707	366,603	9,576	5,227,042
Gary E. Dilts	11,305,673	201,537	11,676	5,227,042
Marcia J. Hooper	11,304,997	201,713	12,176	5,227,042
Philip Horlock	11,313,069	195,846	9,971	5,227,042
John H. MacKinnon	11,234,983	270,952	12,951	5,227,042
Robert J. Murray	11,065,023	441,087	12,776	5,227,042
Randy L. Ortiz	11,305,615	200,095	13,176	5,227,042
Robert L. Rewey	11,233,358	272,652	12,876	5,227,042
David J. Shea	11,243,483	265,527	9,876	5,227,042

(2)
To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. The Company’s shareholders approved this proposal. The votes cast at the 2014 Annual Meeting with respect to this proposal were as follows: 16,659,446 shares voted for; 22,394 shares voted against; and 64,088 shares abstained from voting. There were no broker non-votes with respect to this proposal.

(3)
To approve, by non-binding vote, the compensation of the Company’s Named Executive Officers as described in the Company’s proxy statement for the 2014 Annual Meeting. The Company’s shareholders approved this proposal. The votes cast at the 2014 Annual Meeting with respect to this proposal were as follows: 9,612,838 shares voted for; 1,878,142 shares voted against; and 27,906 shares abstained from voting. There were 5,227,042 broker non-votes with respect to this proposal.

Item 9.01 Financial Statements and Exhibits.
Exhibit No.    Description

10.1	Letter agreement, dated May 27, 2014, between LoJack Corporation and Donald R. Peck

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LoJack Corporation Registrant
Date:	May 27, 2014	By:	/s/ JOSÉ M. OXHOLM
José M. Oxholm
Senior Vice President and General Counsel